Exhibit 99.B(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Voya Mutual Funds and to the use of our report dated December 22, 2016 on the financial statements and financial highlights of CBRE Clarion Global Infrastructure Value Fund and CBRE Clarion Long/Short Fund, each a series of shares of beneficial interest in The Advisors’ Inner Circle Fund. Such financial statements and financial highlights appear in the October 31, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 6, 2017